Exhibit 10.1

Seagate Technology (the “Company”)

Non-Employee Board Member Compensation

as approved by the Board of Directors on October 26, 2006

Director Stock Option Grants

•	Each newly appointed or elected director will receive an initial stock option grant to purchase 100,000 shares of the Company’s common stock at a fair market value as of the date of the grant. The fair market price per common share shall be determined under the terms of the Seagate Technology 2004 Stock Compensation Plan. Each initial stock option grant will carry a four-year vesting schedule, 25% cliff per year, effective as of the date of commencement of service, which for appointed directors shall generally be the date of the Board meeting at which the director is appointed, or in the case of non-incumbent director nominees, upon election by the shareholders. However, that if the new director was, prior to commencement of board service, an officer or member of the board of directors of an entity the stock, assets and/or business of which has been acquired by Seagate, the number of shares of the initial grant shall be determined by the existing members of the Board, but shall not exceed 100,000 shares.

•	Each year at the Annual General Meeting of Shareholders, each incumbent director with a minimum of six (6) months tenure as of the date of the Annual General Meeting that is re-elected to the Board shall automatically receive a stock option grant to purchase 25,000 shares of the Company’s common stock at a fair market value as of the date of grant. Each such stock option grant shall carry a four-year vesting schedule, 25% cliff per year.

Board Service Compensation

•	Each board member shall receive an annual cash retainer of $50,000, payable in four equal installments of $12,500 per quarter to directors in good standing at the date of each regular quarterly board meeting.

Board Chairman Compensation

•	The board member serving as Chairman of the Board of Directors shall receive an additional annual cash retainer of $150,000 payable in four equal installments of $37,500 on the first day of each calendar quarter.

Committee Service Compensation

Audit Committee

•	The board member serving as the Chair of the Audit Committee shall receive an additional annual cash retainer of $50,000 payable in four equal installments of $12,500 on the first day of each calendar quarter.

•	Each board member serving as a member of the Audit Committee shall receive an additional annual cash retainer of $25,000 payable in four equal installments of $6,250 on the first day of each calendar quarter.

Compensation Committee

•	The board member serving as the Chair of the Compensation Committee shall receive an additional annual cash retainer of $15,000 payable in four equal installments of $3,750 on the first day of each calendar quarter.

•	Each board member serving as a member of the Compensation Committee shall receive an additional annual cash retainer of $10,000 payable in four equal installments of $2,500 on the first day of each calendar quarter.

Nominating and Corporate Governance Committee

•	The board member serving as the Chair of the Nominating and Corporate Governance Committee shall receive an additional annual cash retainer of $15,000 payable in four equal installments of $3,750 on the first day of each calendar quarter.

•	Each board member serving as a member of the Nominating and Corporate Governance Committee shall receive an additional annual cash retainer of $10,000 payable in four equal installments of $2,500 on the first day of each calendar quarter.

Travel Expense Reimbursements

•	Directors shall be reimbursed for all reasonable expenses related to traveling to Board meetings.

Audit Committee Members:	Compensation Committee Members:

Donald E. Kiernan, Chair	James A. Davidson, Chair
Lydia M. Marshall	Gregorio Reyes
Frank J. Biondi, Jr.	John W. Thompson

Nominating and Corporate
Governance Committee Members:

Lydia M. Marshall, Chair
William W. Bradley
Michael R. Cannon

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